UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2016

Strategic Storage Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-55616

Maryland	46-2335760
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

As previously reported, on April 12, 2016, a subsidiary of Strategic Storage Growth Trust, Inc. (the “Registrant”) executed a purchase and sale agreement (the “San Antonio Sale Agreement”) with an unaffiliated third party (the “Buyer”) to sell a self storage facility and industrial warehouse/office space included therein located in San Antonio, Texas (the “San Antonio Property”) for a purchase price of approximately $16.1 million and the Buyer made an earnest money deposit of $250,000.

Under the San Antonio Sale Agreement, the Buyer had the right to terminate the San Antonio Sale Agreement for any reason through July 12, 2016 and to receive a refund of its earnest money. On June 8, 2016, the Buyer delivered written notice to the Registrant of its election to terminate the San Antonio Sale Agreement. As a result, the San Antonio Sale Agreement was terminated and the Registrant will return the earnest money to the Buyer.

The San Antonio Property was purchased by the Registrant in the first quarter of 2016 as part of a portfolio of four properties. After its purchase of the San Antonio Property, the Registrant received unsolicited interest and multiple offers from third parties to purchase the San Antonio Property. The Registrant may contact such other third parties to determine if a new agreement can be reached.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the Annual Meeting of Stockholders of the Registrant held on June 9, 2016 (the “2016 Annual Meeting”), the following directors were each elected by the following vote to serve as a director until the 2017 Annual Meeting of Stockholders or until his successor is duly elected and qualified:

Director	Votes For	Votes Withheld
H. Michael Schwartz	1,922,158	65,163
Leon W. Holmes	1,922,158	65,163
Stephen G. Muzzy	1,921,145	66,176

At the 2016 Annual Meeting, the appointment of CohnReznick LLP as the Registrant’s independent registered public accounting firm for the year ending December 31, 2016 was ratified by the stockholders by the following vote:

	Votes For	Votes Against	Votes Abstained
Ratification of Appointment of CohnReznick LLP	1,912,750	7,531	67,040

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE GROWTH TRUST, INC.

Date: June 14, 2016	By:	/s/ Michael S. McClure

Michael S. McClure
Executive Vice President and Chief Financial Officer